Filed Pursuant to Rule 433

Registration Statement 333-236351

August 15, 2022

Amgen Inc.

PRICING TERM SHEET

Dated August 15, 2022

$1,250,000,000 4.050% Senior Notes due 2029 (the “2029 Notes”)

$750,000,000 4.200% Senior Notes due 2033 (the “2033 Notes”)

$1,000,000,000 4.875% Senior Notes due 2053 (the “2053 Notes”)

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated August 15, 2022, and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Amgen Inc.

Ranking:	Senior Unsecured

Principal Amount:	2029 Notes: $1,250,000,000 aggregate principal amount
2033 Notes: $750,000,000 aggregate principal amount
2053 Notes: $1,000,000,000 aggregate principal amount

Maturity Date:	2029 Notes: August 18, 2029 2033 Notes: March 1, 2033 2053 Notes: March 1, 2053

Coupon:

2029 Notes: 4.050% per annum, accruing from and including August 18, 2022

2033 Notes: 4.200% per annum, accruing from and including August 18, 2022

2053 Notes: 4.875% per annum, accruing from and including August 18, 2022

Price to Public:	2029 Notes: 99.867% of principal amount 2033 Notes: 99.998% of principal amount 2053 Notes: 99.982% of principal amount

Benchmark Treasury:	2029 Notes: 2.625% due July 31, 2029 2033 Notes: 2.750% due August 15, 2032 2053 Notes: 2.875% due May 15, 2052

Benchmark Treasury Price / Yield:	2029 Notes: 98-14+ / 2.872% 2033 Notes: 99-18 / 2.800% 2053 Notes: 95-05 / 3.126%

Spread to Benchmark:	2029 Notes: +120 bps 2033 Notes: +140 bps 2053 Notes: +175 bps

Yield to Maturity:	2029 Notes: 4.072% 2033 Notes: 4.200% 2053 Notes: 4.876%

Interest Payment Dates:

2029 Notes: February 18 and August 18 of each year, commencing on February 18, 2023

2033 Notes: March 1 and September 1 of each year, commencing on March 1, 2023

2053 Notes: March 1 and September 1 of each year, commencing on March 1, 2023

Reinvestment Rate (for make whole call):

2029 Notes: 20 bps;

2033 Notes: 25 bps;

2053 Notes: 30 bps;

in each case plus the weekly yield for the most recent week set forth in the most recent Statistical Release for the constant maturity U.S. Treasury security (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid.

Par Call Dates:	2029 Notes: June 18, 2029 2033 Notes: December 1, 2032 2053 Notes: September 1, 2052

Trade Date:	August 15, 2022

Settlement Date:	August 18, 2022 (T+3)

CUSIP / ISIN:	2029 Notes: 031162 DH0 / US031162DH07 2033 Notes: 031162 DJ6 / US031162DJ62 2053 Notes: 031162 DK3 / US031162DK36

Denominations:	$2,000 x $1,000

Expected Ratings*:	Baa1 (stable) / A- (negative) / BBB+ (stable) (Moody’s / S&P / Fitch)

Joint Book-Running Managers:

BofA Securities, Inc.

Morgan Stanley & Co. LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Co-Managers:

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

Piper Sandler & Co.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

AmeriVet Securities Inc.

Blaylock Van, LLC

MFR Securities, Inc.

Penserra Securities LLC

Amgen Inc. has filed a registration statement (including a prospectus dated as of February 10, 2020) and a prospectus supplement dated as of August 15, 2022 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Amgen Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or term sheet for complete details. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, (iii) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 and (iv) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

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